Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

TH International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation and Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary share, par value $0.00000939586994067732 per share (Secondary Offering)(5)	Rule 457(c)	30,647,835	$ 3.79 (2)	$116,155,294.65	$110.20 per $1,000,000	$12,800.32
Fee Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$116,155,294.65		$12,800.32
	Total Fees Previously Paid							$0
	Net Fee Due							$12,800.32

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares of the Registrant (“Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Ordinary Shares, as applicable.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Ordinary Share as reported on November 16, 2022, which was approximately $3.79 per share.